Filed Pursuant to Rule 433

Registration No. 333-169477-03

March 28, 2012

POTOMAC ELECTRIC

POWER COMPANY

$200,000,000

First Mortgage Bonds, 3.05% Series due April 1, 2022

Issuer:	Potomac Electric Power Company
Issue:	First Mortgage Bonds, 3.05% Series due April 1, 2022
Ratings:*	A3/A/A (Moody’s/S&P/Fitch)
Offering Size:	$200,000,000
Coupon:	3.05%
Trade Date:	March 28, 2012
Settlement Date:	April 4, 2012 (T+5)
Maturity:	April 1, 2022
Price to Public:	99.710% per Bond
Proceeds (before expenses) to Issuer:	$198,120,000
Benchmark Treasury:	2.00% due February 15, 2022
Benchmark Treasury Yield:	2.184%
Spread to Benchmark Treasury:	+90 bps
Yield to Maturity:	3.084%
Optional Redemption:	Make-whole call, 15 bps spread over the U.S. Treasury selected by the reference treasury dealer
Interest Payment Dates:	April 1 and October 1 of each year, commencing on October 1, 2012
CUSIP/ISIN Number:	737679DD9 / US737679DD90

Joint Book-Running Managers:	Wells Fargo Securities, LLC KeyBanc Capital Markets Inc. RBS Securities Inc.

Co-Manager:	Loop Capital Markets LLC

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll free at 1-800-326-5897, KeyBanc Capital Markets Inc. toll-free at 1-866-227-6479 or RBS Securities Inc. toll-free at 1-866-884-2071.